Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
          This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of June 11, 2008, by and among General Mills, Inc., a Delaware corporation (“Parent”), and Gary Stettner, not in his individual capacity but solely as the Shareholder Representative (the “Shareholder Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined in the recitals below).
          WHEREAS, Parent has agreed to issue to the shareholders (individually, a “Shareholder” and collectively, “Shareholders”) of Humm Foods, Inc., a Colorado corporation (the “Company”), shares of Parent Common Stock (the “Parent Shares”) in exchange for the outstanding shares of Company capital stock (the “Company Shares”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 20, 2008, by and among Parent, General Mills Specialty Products, LLC, a limited liability company organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent, the Company and the Shareholders;
          WHEREAS, the Parent Shares will be issued to the Shareholders without registration under the Securities Act of 1933, as amended (the “Securities Act”), and Parent and the Shareholders desire to provide for compliance with the Securities Act and for the registration of the re-sale by the Holders of the Parent Shares upon the terms and subject to conditions set forth below; and
          WHEREAS, the Merger Agreement provides for the execution and delivery of this Agreement, and the appointment of the Shareholder Representative to act on behalf of the Shareholders with respect to matters of registration of the Parent Shares.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
          Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Automatic Shelf Registration Statement” means an automatic shelf registration statement within the meaning of Rule 405 under the Securities Act.
     “Business Day” means any day on which the commercial banks are open for business in Minneapolis, Minnesota.
     “Commission” means the United States Securities and Exchange Commission and any successor federal agency having similar powers.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Holder” means (i) the Shareholders, (ii) any heir, personal representative, successor, donee, partner, member, shareholder or beneficiary of any of them to whom Registrable Securities are transferred and (iii) any other Transferee permitted by Section 2(c).
     “Pledge Agreement” means the Pledge Agreement dated June 11, 2008 by and among Parent, the Shareholders and the Shareholder Representative.

     The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration or ordering by the Commission of the effectiveness of such registration statement.
     “Registrable Securities” means (i) any and all of the Parent Shares issued in exchange for Company Shares (including those shares held pursuant to the terms of the Pledge Agreement and Section 2.03(b) of the Merger Agreement) and (ii) any other securities issued or issuable with respect to any Parent Shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination, exchange, reorganization, recapitalization or reclassification of Parent’s securities or pursuant to a merger, consolidation or other similar business combination transaction involving Parent.
     “Registration Expenses” means all expenses incurred by Parent in connection with the registration of the Registrable Securities, including, without limitation, all registration and filing fees (including fees and expenses associated with filings required to be made with the New York Stock Exchange), printing expenses (including expenses of printing certificates for the shares of Parent Common Stock being registered in a form eligible for deposit with the Depository Trust Company and of printing prospectuses), fees and disbursements of counsel for Parent and fees and expenses of compliance with state securities or “Blue Sky” laws, Parent’s accountants’ fees and expenses, transfer taxes, fees of transfer agents and registrars and costs of insurance, but specifically excluding any and all fees, commission, discounts or similar payments made to any underwriters, brokers or dealers in connection with the selling of any Registrable Securities.
     “Shelf Registration Statement” is defined in Section 3(a).
     “Transfer” is defined in Section 2(a).
     “Transferee” is defined in Section 2(a).
     “WKSI” means a “well-known seasoned issuer” that is not an “ineligible issuer” as such terms are defined in Rule 405 under the Securities Act.
          Section 2. Restrictions on Transfer.
          (a) Restrictions. Each Holder agrees that such Holder will not sell, assign, transfer or otherwise dispose of (each, a “Transfer”) any of the Parent Shares (or any interest therein) except upon the terms and conditions specified herein, and such Holder will cause any subsequent holder of such Holder’s Parent Shares (a “Transferee”) to agree to take and hold the Parent Shares subject to the terms and conditions of this Agreement if such Parent Shares are required to include a legend pursuant to Section 2(b) hereof.
          (b) Legend. Each certificate representing Parent Shares issued to the Holders or to any subsequent holder of such shares shall include a legend in substantially the following form; provided, however, that such legend shall not be required if (i) a Transfer is being made in connection with a sale of Parent Shares registered under the Securities Act or in connection with a sale in compliance with Rule 144 under the Securities Act (each, a “Public Sale”), or (ii) the opinion of counsel referred to in Section 2(d) hereof is to the further effect that neither such legend nor the restrictions on transfer in this Section 2 are required in order to ensure compliance with the Securities Act:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or securities laws of any state, and may not be sold, transferred, assigned, pledged or hypothecated unless and until, either (A) registered under such Act and/or applicable state securities laws, or (B) General Mills, Inc. has received an opinion of counsel or other evidence, reasonably satisfactory to General Mills, Inc. and its counsel, that such registration is not required.”
          (c) Notices of Transfer. Prior to any proposed Transfer of any Parent Shares other than pursuant to an offering registered under the Securities Act, the Holder proposing to make such Transfer shall give written notice to Parent of such Holder’s intention to effect such Transfer, which notice shall set forth the date of such proposed Transfer. Such Holder also shall furnish to Parent (i) a written agreement by the proposed Transferee that it is taking and holding the same subject to the terms and conditions specified in this Agreement, except with respect to any Parent Shares which are being sold in a Public Sale and (ii) except with respect to any Parent Shares which have been registered under the Securities Act, a written opinion of such Holder’s counsel, in form reasonably satisfactory to Parent, to the effect that the proposed Transfer may be effected without registration under the Securities Act.
          (d) Termination of Restrictions. The legend set forth in this Section 2 shall be removed and any related restrictions shall terminate and cease to be effective with respect to any of the Parent Shares (i) upon the sale of any such Parent Shares, if the Parent Shares in respect of which such sale occurs have been registered under the Securities Act, (ii) upon receipt by Parent of an opinion of counsel (which counsel is reasonably acceptable to Parent), in form reasonably satisfactory to Parent, to the effect that compliance with such restrictions is not necessary in order to comply with the Securities Act with respect to the Transfer of such Parent Shares, or (iii) upon the expiration of the one-year period referred to in Rule 144(b)(1) under the Securities Act (as such Rule may be amended from time to time), if, pursuant to Rule 144(b)(1), such Holder was not an “affiliate” of Parent (as such term is defined in Rule 144(a) under the Securities Act) at the time of the sale of the Parent Shares and has not been an affiliate of Parent during the preceding ninety (90) days.
          Section 3. Registration under Securities Act; Indemnification.
     (a) (i) Shelf-Registration. Parent shall prepare a “shelf” registration statement on Form S-3 (which shall be an Automatic Shelf Registration Statement if Parent is a WKSI at the time of the filing of such “shelf” registration statement) (the date of such filing being hereinafter referred to as the “Filing Date”) relating to the resale of the Registrable Securities by the Holders in accordance with the methods of distribution set forth in such registration statement (which shall not include, without the consent of Parent (which may be granted or withheld in Parent’s sole discretion) an underwritten offering) and Rule 415 under the Securities Act and shall file such registration statement with the Commission within one (1) business day after the filing with the Commission of Parent’s Annual Report on Form 10-K for the fiscal year ended May 25, 2008, (hereafter, the “Shelf Registration Statement”).
          (ii) Effectiveness. If Parent is not a WKSI on the Filing Date, Parent shall use all commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission under the Securities Act as soon as practicable after filing.
          (iii) Effective Period. Parent agrees to use its best efforts to keep the Shelf Registration Statement continuously effective for a period commencing on the effective date thereof and terminating on the date on which such Holders are able to sell their Registrable Securities under the provisions of Rule 144 without restriction (the “Effective Period”), in order to permit the prospectus included in the Shelf Registration Statement to be usable by the Holders; provided that, the Effective

Period shall, in all events, terminate at such time as all the Registrable Securities covered by the Shelf Registration Statement have been sold.
          (iv) Black-out Period. Without limiting the provisions of Section 3(a)(iii), each Holder of Registrable Securities agrees by acquisition of such Registrable Securities, if so requested by Parent, not to effect any sale of Registrable Securities pursuant to the Shelf Registration Statement for any period deemed necessary (A) by Parent or any underwriter in connection with the offering of shares of Parent Common Stock by Parent for its own account, (B) by Parent in connection with any proposal or plan by Parent to engage in any financing or acquisition or disposition by Parent or any subsidiary thereof of the Shares or substantially all the assets of any other person (other than in the ordinary course of business), any tender offer or any merger, consolidation, corporate reorganization or restructuring or other similar transaction (each, a “Business Combination”), in each case material to Parent and its subsidiaries taken as a whole, or (C) by Parent if (i) an event other than an event specified in clause (B) above occurs and is continuing as a result of which the Shelf Registration Statement, the prospectus included in the Shelf Registration Statement, any amendment or supplement thereto or any document incorporated by reference therein would, in Parent’s judgment, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) Parent determines in good faith that the disclosure of such event at such time could be seriously detrimental to Parent or its subsidiaries. Any period within the Effective Period during which Parent fails to keep the Shelf Registration Statement effective and usable for resales of Registrable Securities, or requires pursuant to this Section 3(a)(iv) or Section 3(b)(v) that the Holders not affect sales of Registrable Securities pursuant to the Shelf Registration Statement, is hereafter referred to as a “Suspension Period.” A Suspension Period shall commence on the date set forth in a written notice by Parent (which Parent shall use good faith efforts (consistent with legal and contractual obligations) to deliver to the Shareholder Representative and each Holder not less than three (3) business days in advance of any proposed or anticipated suspension date) addressed to the Holders that the Shelf Registration Statement is no longer effective or that the prospectus included in the Shelf Registration Statement is no longer usable for resales of Registrable Securities or, in the case of a suspension pursuant to this Section 3(a)(iv) the date specified in the notice delivered by Parent pursuant to this Section 3(a)(iv), and shall end on the date when each Holder of Registrable Securities covered by the Shelf Registration Statement either receives the copies of the supplemented or amended prospectus contemplated by Section 3(b)(v) or is advised in writing by Parent that use of the prospectus or sales may be resumed. Notwithstanding anything to the contrary herein, all Suspension Periods shall not aggregate more than 90 days in the 12 month period following the effective date of the Shelf Registration Statement; provided that, Parent may impose a Suspension Period without limit at any time during which a Holder may sell Registrable Securities under Rule 144. Each Holder also agrees that at any time such Holder is an employee of Parent, such Holder will be subject to and comply with the policies of Parent regarding purchases and sales of Parent Common Stock; to the extent applicable to such Holder. The Holders acknowledge that such policy may be changed by Parent from time to time.
          (b) Registration Procedures. Parent shall:
          (i) cause the Shelf Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement, or such amendment or supplement, (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission promulgated under the Securities Act and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

          (ii) promptly prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection with the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Shelf Registration Statement until the earlier of (A) such time as all such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in the Shelf Registration Statement (which shall not include, without the consent of Parent (which may be granted or withheld in Parent’s sole discretion) an underwritten offering), or (B) the date on which such Holders are able to sell their Registrable Securities under the provisions of Rule 144 without restriction;
          (iii) furnish to Shareholder Representative such number of conformed copies of such Shelf Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in the Shelf Registration Statement (including any summary prospectus), in conformity with the requirements of the Securities Act, and such documents, if any, as may be incorporated by reference in the Shelf Registration Statement or prospectus, as each Holder may reasonably request;
          (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by the Shelf Registration Statement under such securities or Blue Sky laws of the states of the United States as each Holder of such Registrable Securities shall reasonably request, to keep such registration or qualification in effect for so long as the Shelf Registration Statement remains in effect (subject to the limitations in Section 3(a)), and do any and all other acts and things which may be necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of its Registrable Securities covered by such Shelf Registration Statement, except that Parent shall not for any such purpose be required to register or qualify generally to do business as a foreign corporation in any jurisdiction in which it is not and would not, but for the requirements of this Section 3(b)(iv), be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;
          (v) immediately notify Shareholder Representative at any time when a prospectus or prospectus supplement relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing which untrue statement or omission requires amendment of the Shelf Registration Statement or supplementation of the prospectus, and promptly thereafter prepare and furnish to Shareholder Representative for each Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; provided, however, that each Holder of Registrable Securities registered pursuant to the Shelf Registration Statement agrees that such Holder will not sell any Registrable Securities pursuant to the Shelf Registration Statement during the time that Parent is preparing and filing with the Commission a supplement to or an amendment of such prospectus or registration statement;
          (vi) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission; and

          (vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the Shelf Registration Statement from and after a date not later than the effective date of the Shelf Registration Statement.
Each Holder of Registrable Securities as to which any registration is being effected shall furnish to Parent such information regarding such Holder and the distribution of such Registrable Securities as Parent may from time to time reasonably request and as shall be required by law or by the Commission in connection therewith. In furtherance and not in limitation of the foregoing, each Shareholder, at the Closing (and each Transferee of each Shareholder and of any subsequent Holder, at the time of such Transfer), shall provide Parent with such Holder’s mailing and personal delivery (if different) addresses, and shall promptly notify Parent in writing with any changes thereto after the date hereof and during the Effective Period.
          (c) Indemnification.
          (i) Indemnification by Parent. Parent shall indemnify and hold harmless each Holder of Registrable Securities whose securities are covered by the Shelf Registration Statement from and against any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (individually, a “Loss” and, collectively “Losses”), joint or several, to which such Holder may become subject under the Securities Act or otherwise insofar as such Losses (or related actions or proceedings) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, final prospectus or summary prospectus contained in the Shelf Registration Statement, or any amendment or supplement to the Shelf Registration Statement, or any document incorporated by reference in the Shelf Registration Statement or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent shall not be liable in any such case to the extent that any such Losses (or actions or proceedings in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in the Shelf Registration Statement, or any such final prospectus, summary prospectus, amendment or supplement, as the case may be, in reliance upon and in conformity with information furnished to Parent by such Holder in writing specifically for use in the preparation of such Shelf Registration Statement, or any such final prospectus, summary prospectus, amendment or supplement, as the case may be.
          (ii) Indemnification by the Holders. Each Holder of Registrable Securities, severally and not jointly, shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3(c)(i) hereof) Parent, each director of Parent, each officer of Parent who shall sign the Shelf Registration Statement and each other person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, final prospectus or summary prospectus included in the Shelf Registration Statement, or any amendment or supplement to the Shelf Registration Statement, as the case may be, of a material fact if such statement or omission was made in reliance upon and in conformity with information furnished to Parent by such Holder in writing specifically for use in the preparation of the Shelf Registration Statement, final prospectus, summary prospectus, amendment or supplement, as the case may be; provided, however, that the liability of each Holder under this paragraph (ii) shall not exceed the net sale proceeds of the sale of the shares pursuant to the Registration Statement received by such Holder.

          (iii) Notice of Claims, etc. In the event that any of the indemnified parties under Sections 3(c)(i) or 3(c)(ii) (each, an “Indemnified Party”) is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), the Indemnified Party shall give the party hereto obligated to indemnify such Indemnified Party (the “Indemnifying Party”) prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within twenty (20) business days after the Indemnified Party’s notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless (i) the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, or (ii) the Indemnified Party has available to it reasonable defenses which are different from or additional to those available to the Indemnifying Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks the issuance of an injunction, the specific performance of an obligation or similar remedy or (ii) if the subject matter of a Claim relates to the ongoing business of the Indemnified Party, which Claim, if decided against the Indemnified Party, would materially adversely affect the ongoing business or reputation of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Party does not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.
          (iv) Other Indemnification. Indemnification similar to that specified in Sections 3(c)(i) and 3(c)(ii) hereof (with appropriate modifications) shall be given by Parent and each Holder of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any federal or state law or regulation of governmental authority other than the Securities Act.
          (v) Contribution. If the indemnification provided for in this Section 3(c) is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as appropriate to reflect the relative fault of Parent, on the one hand, and such Holder, on the other hand, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or mitigate the damage in respect of or prevent any untrue statement or omission giving rise to such indemnification obligation. Parent and the Holders agree that it would not be just and equitable if contributions pursuant to this Section 3(c)(v) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this Section 3(c)(v); provided, however, that the liability of each

Holder under this paragraph (v) shall not exceed the net sale proceeds of the sale of the shares pursuant to the Registration Statement received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.
          (d) Registration Expenses. Parent shall bear all Registration Expenses.
          Section 4. Termination. The rights and obligations under this Agreement (other than under Sections 3(c) and 3(d) hereof) shall automatically terminate upon the earlier to occur of (a) the sale of all Registrable Securities by the Holders and (b) the end of the Effective Period.
          Section 5. Amendments and Waivers. This Agreement may be amended or modified and Parent may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Parent shall have obtained the written consent to such amendment, modification, action or omission to act, of the holder or holders (at such time) of 50.1% or more of the shares of Registrable Securities (and, in the case of any amendment, modification, action or omission to act which adversely affects any specific holder of Registrable Securities or a specific group of holders of Registrable Securities, the written consent of each such holder or holders of 50.1% or more of the Registrable Securities held by such group). Each holder of any Registrable Securities at the time shall be bound by any consent authorized by this Section 5, whether or not such Registrable Securities shall have been marked to indicate such consent.
          Section 6. Reports under Securities Exchange Act of 1934. With a view to making available to the Holders the benefit of Rule 144 promulgated under the Securities Act (or any successor rule or regulation thereunder that may at any time permit a Holder to sell securities of Parent to the public without registration), Parent agrees to:
          (a) maintain registration of its common stock under Section 12 of the Exchange Act;
          (b) for a period commencing on the Closing Date and terminating one year following the Closing Date, file all reports and other documents required of Parent under the Securities Act and Exchange Act (other than Current Reports on Form 8-K); and
          (c) furnish to any Holder, so long as the Holder owns Registrable Securities, promptly upon request:
(i)	a written statement by Parent that it has complied with the reporting requirements of Rule 144(c); and

(ii)	such other information as may be reasonably requested, if any, in availing any Holder of any successor rule or regulation under the Securities Act to Rule 144 to permit the selling of any such securities without registration.
          Section 7. Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Securities.

          Section 8. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, or one business day after being sent by a nationally recognized overnight courier, or three days after being mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device (provided a confirmation copy is sent via a nationally recognized overnight courier). Notices, demands and communications to Parent and the Holders (via Shareholder Representative) will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Parent:	with a copy to:

General Mills, Inc.	Dorsey & Whitney LLP
Number One General Mills Boulevard	50 South Sixth Street
Minneapolis, Minnesota 55426	Minneapolis, Minnesota 55402
Attention: Executive Vice President	Attention: Robert A. Rosenbaum
and General Counsel	Fax: (612) 340-8738
Fax: (763) 764-3302

Notices to the Shareholder Representative:	with a copy to:

Gary Stettner	Minor & Brown, P.C.
1230 East 7th Avenue	650 South Cherry Street, Suite, 1100
Denver, Colorado 80218	Denver, Colorado 80246
Fax: (303)	Attention: Lisa A. D’Ambrosia
Fax: (303) 320-6330
If notice is given pursuant to this Section 7 of any assignment to a permitted successor or assignee of a party hereto, the notice shall be given as set forth above to such successor or the assignee of such party.
          Section 8. Entire Agreement. This Agreement represents the entire agreement and understanding between Parent and the other parties to this Agreement in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Merger Agreement, with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
          Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (other than its rules of conflicts of laws to the extent the application of the laws of another jurisdiction would be required thereby).
          Section 10. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to affect the original intent of the parties.

          Section 11. Miscellaneous. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.
* * * * *
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

General Mills, Inc.
/s/ Dan Malina
Name:	Dan Malina
Title:	Vice President, Corporate Development

Shareholder Representative
/s/ Gary Stettner
Name:	Gary Stettner, not in his individual capacity, but solely as the Shareholder Representative hereunder